Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dot Hill Systems Corp.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Dot Hill Systems Corp., to be filed on or about December 22, 2004, of our report dated February 2, 2004 with respect to the balance sheets of Chaparral Network Storage, Inc. as of March 31, 2003 and 2002, and the related statements of operations, preferred stock, stockholders’ equity (deficit), and cash flows for  the years then ended, which report appears in the Form 8-K/A of Dot Hill Systems Corp. dated May 7, 2004.

                                                                                                                /s/  KPMG LLP

Boulder, Colorado
December 21, 2004